Global Markets

Registration Statement No. 333-137902
Dated August 11, 2009; Rule 433

5y USD FXD DB Note
Terms and Conditions	Tuesday, August 11, 2009

Final Terms of the Notes
Issuer	:	Deutsche Bank AG (London Branch)
Form of Debt	:	Senior, unsecured
Lead Manager	:	Deutsche Bank Securities
Nominal Amount	:	USD 1,000,000,000
Trade Date	:	11 August 2009
Issue Date	:	18 August 2009
Maturity Date	:	18 August 2014
Coupon	:	3.875%
Reoffer Price	:	99.609%
Reoffer Yield		3.962%
Fees	:	0.25%
All-in Price	:	99.359%
Day Count Basis		30/360, unadjusted following
Payment Dates	:	Semi-annual payable 18 August and 18 February
Early Termination	:	None
Redemption	:	100.00%
Business Days	:	New York
Listing	:	None
Denominations	:	$1,000
ISIN	:	US2515A0Q306
CUSIP	:	2515A0Q30
Co-leads	:	BB&T Capital Markets - 2% BNY Mellon Capital Markets, LLC - 2% DZ Financial Markets LLC - 2% RBC Capital Markets - 2% TD Securities - 2%
Settlement	:	DTC and Euroclear/Clearstream
Calculation Agent	:	Deutsche Bank AG, London
Documentation	:	SEC Registered

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1(800) 503-4611.